Exhibit 2.13

EXECUTION VERSION

ESCROW AGREEMENT

among

STUDIO CITY FINANCE LIMITED

as the Company

DB TRUSTEES (HONG KONG) LIMITED

as Collateral Agent

DB TRUSTEES (HONG KONG) LIMITED

as Trustee

and

BANK OF CHINA LIMITED, MACAU BRANCH

as Escrow Agent

(i)

This ESCROW AGREEMENT (this “Agreement”), dated as of November 26, 2012, is by and among STUDIO CITY FINANCE LIMITED, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), DB TRUSTEES (HONG KONG) LIMITED, as collateral agent (in such capacity, together with its successors and assigns in such capacity, the “Collateral Agent”), DB TRUSTEES (HONG KONG) LIMITED, as trustee (together with its successors and assignors in such capacity, the “Trustee”); and BANK OF CHINA LIMITED, MACAU BRANCH, as escrow agent (in such capacity, together with its successors and assigns in such capacity, the “Escrow Agent”).

In consideration of the agreements herein and in the Indenture, the parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Definitions.

1.1.1 Capitalized Terms. Except as otherwise expressly provided herein, capitalized terms used (but not defined) in this Agreement shall have the meanings given to them in the Indenture.

1.1.2 Additional Terms. The following terms shall have the following meanings:

“Certificate of Redemption Calculations” has the meaning given to it in Section 2.2.1.

“Dollar” and “$” means the lawful currency of the United States of America.

“Indenture” means the indenture dated as of the Issue Date between, among others, the Company, as issuer, the guarantors named therein, the Trustee and the Collateral Agent.

“Issue Date” means November 26, 2012.

“Notes” means $825.0 million aggregate principal amount of senior secured notes due 2020.

“Note Deposit Amount” means $811,800,000.00 (constituting the net proceeds of the Offering).

“Note Interest Reserve Account” means the Dollar-denominated deposit accounts in Macau in the name of the Company, each designated the “Note Interest Reserve Account” and having the account numbers set forth in Exhibit A hereto.

“Note Interest Amount” means $239,593,750.00 (representing an amount equal to 41 months of interest expected to accrue on the Notes).

“Note Proceeds Account” means the Dollar-denominated deposit accounts in Macau in the name of the Company, each designated the “Note Proceeds Account” and having the account numbers set forth in Exhibit A hereto.

“Offering” means the issue by the Company of the Notes pursuant to the Indenture.

“Offering Memorandum” means the final offering memorandum dated November 16, 2012 prepared in connection with the Offering of the Notes.

“Other Amounts” means all dividends, cash, instruments, Cash Equivalents and other property now or hereafter placed or deposited in or credited to, or delivered to the Collateral Agent for placement or deposit in or credit to the Escrow Accounts.

“Secured Obligations” has the meaning given to it in the Security Document.

“Secured Parties” means the Holders and the Trustee.

“Security Document” means the pledge over accounts among the Company, the Collateral Agent, the Escrow Agent and Bank of China Limited, Macau Branch, as Note Disbursement Agent dated as of the Issue Date.

“Senior Secured Credit Facilities” means the agreement governing the $1.4 billion (equivalent) senior secured credit facilities described in the section entitled “Description of Other Material Indebtedness—Senior Secured Credit Facilities” of the Offering Memorandum, between, among others, the Senior Secured Credit Facilities Borrower, certain of its subsidiaries as guarantors, the financial institutions named therein as lenders, and the agent for the lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith as in effect on the date it is executed (as amended, novated or supplemented from time to time).

“Signing Date” means the date of the Senior Secured Credit Facilities.

“Special Mandatory Escrow Redemption” shall mean the special mandatory redemption of the Notes required by Section 3.12 of the Indenture upon the occurrence of a Special Mandatory Escrow Redemption Event.

“Special Mandatory Escrow Redemption Date” means the date so described in a redemption notice delivered in connection with a Special Mandatory Escrow Redemption Event pursuant to Section 3.12 of the Indenture but in any event not more than five (5) Hong Kong Business Days from the date of such redemption notice.

“Special Mandatory Escrow Redemption Event” shall occur if the Signing Date has not occurred by March 31, 2013.

“Special Mandatory Escrow Redemption Price” means 101% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon from and including the Issue Date through the Special Mandatory Escrow Redemption Date.

1.2 Rules of Interpretation. Except as otherwise expressly provided herein, the rules of interpretation set forth in the Indenture shall apply to this Agreement.

ARTICLE 2 - ACCOUNTS. APPLICATION OF FUNDS

2.1 Escrow Accounts

2.1.1 On or prior to the Issue Date, the Company shall cause to be established with the Escrow Agent one or more Dollar-denominated deposit accounts in Macau in the name of the Company, designated the “Escrow Account” with the account numbers set forth in Exhibit A hereto and may thereafter open further term deposit accounts with the Escrow Agent bearing the same designation (together, the “Escrow Accounts”). The Escrow Accounts shall be used to hold the Note Deposit Amount as set forth in Section 2.1.2 and the Collateral Agent shall have a perfected security interest in the Escrow Accounts, the Note Deposit Amount and any Other Amounts on deposit in each such account on an exclusive basis for the benefit of the Trustee and the holders of the Notes pursuant to the Security Document. The Company shall maintain such Escrow Accounts until they may be closed pursuant to the terms of the Security Document.

2.1.2 The Escrow Accounts shall be used for depositing the Note Deposit Amount on the Issue Date. The Company shall not have any rights to withdraw any amounts from the Escrow Accounts (other than to transfer funds between Escrow Accounts). In addition, as long as the funds are deposited with the Escrow Agent, they will be invested by the Escrow Agent, at the instruction of the Company, in cash or Cash Equivalents. Accrued interest and Other Amounts earned on any amounts in the Escrow Accounts or such investments shall be credited to, and remain in, the Escrow Accounts (or be reinvested therein) and can be transferred among Escrow Accounts and otherwise applied like other Escrow Account balances (or such investments) in accordance with this Agreement. Amounts on deposit in the Escrow Accounts shall be released by the Escrow Agent on the Signing Date as follows (provided that no Special Mandatory Escrow Redemption Event has occurred as described in Section 2.2 hereof):

(a) The Note Interest Amount shall be transferred to the account or accounts designated the “Note Interest Reserve Account” with the account numbers set forth in Exhibit A hereof (the distribution among Note Interest Reserve Accounts being at the direction of the Company); and

(b) The remaining funds in the Escrow Accounts, after deducting the Note Interest Amount so transferred, shall be transferred to the Note Proceeds Accounts with the account numbers set forth in Exhibit A hereof (the distribution among Note Proceeds Accounts being at the direction of the Company).

2.2 Special Mandatory Escrow Redemption.

2.2.1 If the Notes become subject to the Special Mandatory Escrow Redemption, the Company shall deliver a notice of Special Mandatory Escrow Redemption to the Trustee and the Holders as required by the Indenture no later than the fifth Hong Kong Business Day following the occurrence of the Special Mandatory Escrow Redemption Event, with a copy to the Escrow Agent and the Collateral Agent. The Company shall also deliver to the Escrow Agent, the Trustee and the Collateral Agent a certificate signed by an authorized officer of the Company setting forth (i) the calculation of the amount of cash, including interest and proceeds from sale of Cash Equivalents, that will be available to the Collateral Agent, based on the Note Deposit Amount and Other Amounts then held in the Escrow Accounts or otherwise invested in cash or Cash Equivalents pursuant to Section 2.1.2 above on the third Hong Kong Business Day prior to the Special Mandatory Escrow Redemption Date and (ii) the calculation of the Special Mandatory Escrow Redemption Price payable on the Special Mandatory Escrow Redemption Date (the “Certificate of Redemption Calculations”). If such Certificate of Redemption Calculations reveals that the amount of cash that is so available will be insufficient to pay the Special Mandatory Escrow Redemption Price, then the Company shall, within one Hong Kong Business Day after delivery of such certificate to the Escrow Agent, the Trustee and the Collateral Agent, provide to the Trustee directly an amount of cash that, without reinvestment, equals the amount of such shortfall (the “Shortfall Amounts”). To the extent that the proceeds realized by the Collateral Agent from liquidating any Cash Equivalents are less than the market value thereof as assumed in the Certificate of Redemption Calculations and this gives rise to a shortfall, the Collateral Agent shall so notify the Company, and the Company shall promptly, but in any event within one Hong Kong Business Day after receiving such notice, deposit cash in an amount that, without reinvestment, equals the amount of such shortfall.

2.2.2 If the Collateral Agent receives a copy of the notice from the Company and/or the Trustee that a Special Mandatory Escrow Redemption is to occur as provided in Section 2.2.1 above, the Escrow Agent will, on or before the Hong Kong Business Day prior to the Special Mandatory Escrow Redemption Date, transfer to the Trustee an aggregate amount of all Note Proceeds Amounts, Other Amounts and any Shortfall Amounts equal to the Special Mandatory Escrow Redemption Price as specified in the Certificate of Redemption Calculations delivered pursuant to Section 2.2.1. Concurrently with such release to the Trustee, the Escrow Agent shall release any excess of the aggregate of the Note Proceeds Amounts and Other Amounts that is more than the Special Mandatory Escrow Redemption Price to the Company, which shall be permitted to use such funds at its discretion.

ARTICLE 3 - ESCROW AGENT

3.1 Appointment of Escrow Agent. Subject to and on the terms and conditions of this Agreement, the Collateral Agent irrevocably appoints and authorizes Bank of China Limited, Macau Branch to act on its behalf and on behalf of the Trustee and the Holders as Escrow Agent hereunder. Bank of China Limited, Macau Branch accepts such appointment and agrees to perform its duties hereunder. The Escrow Agent is authorized to take such actions and to exercise such power and rights solely under this Agreement as are specifically delegated or granted to it by the terms hereof, together with such other powers and rights as are reasonably incidental thereto. The Escrow Agent shall be liable to the Collateral Agent, the Trustee and the Company for any disbursement which it makes which is not made in strict accordance with the terms of this Agreement. The Escrow Agent shall not be required to be aware of and shall have no obligation to investigate or observe the applicable laws and regulations of any jurisdiction in which it is not domiciled. The Escrow Agent shall have no liability to any parties as a consequence of its performance hereunder other than as a direct result of its bad faith, gross negligence or willful misconduct.

3.2 Replacement and Retirement of the Escrow Agent.

3.2.1 The Collateral Agent shall have the right, should it reasonably determine that the Escrow Agent has breached its obligations hereunder or has engaged in willful misconduct or gross negligence, with the consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), upon the expiration of thirty (30) days’ written notice of substitution to the other parties hereto, to cause the Escrow Agent to be relieved of its duties hereunder and to select and appoint a successor Escrow Agent (which successor Escrow Agent shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, delayed or conditioned).

3.2.2 The Escrow Agent may resign at any time upon thirty (30) days’ written notice to the other parties hereto, in which event the Collateral Agent shall have the right to select a successor Escrow Agent (which successor Escrow Agent shall be reasonably acceptable to the Company, such acceptance not to be unreasonably withheld, delayed or conditioned).

3.2.3 In each of the cases mentioned above, the retiring Escrow Agent shall (at its own cost) make available to the successor Escrow Agent such documents and records and provide such assistance as the successor Escrow Agent may reasonably request for the purposes of performing its functions as Escrow Agent under this Agreement.

3.2.4 The appointment of the successor Escrow Agent shall take effect on the date the successor Escrow Agent becomes a party to this Agreement. As from this date, the retiring Escrow Agent shall be discharged from any further obligation in respect of this Agreement (other than its obligations under Section 3.2.3 above).

3.2.5 Any successor Escrow Agent and each of the other parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original party to this Agreement.

3.3 Statements.

3.3.1 In addition to the original account statements for the Escrow Accounts which are provided to the Company, the Escrow Agent shall send a duplicate set of account statements for such Escrow Account to the Collateral Agent. The Company hereby authorizes the Escrow Agent to provide any additional information relating to the Escrow Accounts to the Collateral Agent upon the Collateral Agent’s request without the Company’s further consent (subject always to receiving prior written notice of the request and a copy of the information provided).

ARTICLE 4 - MISCELLANEOUS PROVISIONS

4.1 Addresses. Any notices or consents required or permitted by this Agreement shall be in writing and shall be deemed delivered if delivered in person or if sent by certified mail, postage prepaid, return receipt requested, or by email with attachments in portable document format or PDF, as follows, unless such address is changed by written notice hereunder:

If to the Company

Attn.:	Company Secretary
Address:	c/o Melco Crown Entertainment Limited
36/F, The Centrium
60 Wyndham Street
Central, Hong Kong

If to the Trustee or the Collateral Agent:

Attn.:	The Managing Director
Address:	Level 52, International Commerce Centre
1 Austin Road West
Kowloon, Hong Kong

If to the Escrow Agent:

Attn.:	Credit Administration Department – Corporate Loans Division:
James Wong / Amy Cheong
Address:	Avenida Doutor Mário Soares
no. 323, 13/F, Bank of China Building
Macau

4.2 Benefit of Agreement. Nothing in this Agreement, expressed or implied, shall give or be construed to give to any person, other than the parties hereto and the Secured Parties, any legal or equitable right, remedy of claim under this Agreement, or under any covenants and provisions being for the sole benefit of the parties hereto and the Secured Parties.

4.3 Entire Agreement. This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail. This Agreement may only be amended or modified in accordance with the terms of this Agreement and by an instrument in writing signed by the parties hereto.

4.4 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and the parties hereto shall enter into good faith negotiations to replace the invalid, illegal or unenforceable provision.

4.5 Headings. Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only and it is agreed that such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

4.6 Successors or Assigns. Subject to the provisions of Section 3.2, whenever in this Agreement any of the parties hereto is named or referred to, the successors and assigns of such party shall be deemed to be included and all the covenants, stipulations, promises and agreements in this Agreement contained by or on behalf of the Company, the Collateral Agent, the Trustee or the Escrow Agent shall bind and inure to the benefit of their respective successors and assigns, whether so expressed or not provided however that nothing in this Section 4.6 shall be deemed to allow the Company to assign its rights or novate its obligations under this Agreement, other than pursuant to Section 4.8.

4.7 No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power of privilege hereunder preclude or require any other or future exercise thereof or the exercise of any other right, power or privilege. All rights, powers and remedies granted to any party hereto and all other agreements, instruments and documents executed in connection with this Agreement shall be cumulative, may be exercised singly or concurrently and shall not be exclusive of any rights or remedies provided by law.

4.8 Assignment. No assignment of this Agreement may be made by the Company without the prior written consent of the Collateral Agent, acting on the written instructions of the Trustee.

4.9 Binding Effect. All of the covenants, warranties, undertakings and agreements of the Company hereunder shall bind the Company and shall inure to the benefit of each of the Trustee, the Collateral Agent (for itself, the Trustee and for the Holders) and the Escrow Agent and their respective successors and assigns, as the case may be, whether so expressed or not.

4.10 Termination; Satisfaction and Discharge. (a) The Company shall not be entitled to terminate this Agreement before the release of all funds in the Escrow Accounts pursuant to either Section 2.1 or Section 2.2 hereof. Upon the release of all funds in the Escrow Accounts, this Agreement shall terminate; provided, however, that it is expressly agreed that the provisions of Section 3.1 and Section 4.13 will survive such termination. (b) If at any time the Collateral Agent and the Escrow Agent shall have received a notice from or on behalf of each of the Secured Parties that all Secured Obligations owing to such Secured Parties have been paid in full, then this Agreement shall cease to be of further effect and the Collateral Agent, the Trustee and the Escrow Agent on written demand of and in the name and at the cost and expense of the Company and upon delivery to the Collateral Agent and the Escrow Agent of a certificate signed by two authorized officers of the Company stating that all conditions precedent to the satisfaction and discharge of this Agreement and the Security Document have been complied with, shall execute instruments reasonably specified in such written demand acknowledging the satisfaction and discharge of this Agreement and the Escrow Agent thereafter shall transfer all funds, if any, in the Escrow Accounts to the Company at such place and in such manner to be specified in writing by the Company. Upon the written request of the Company and/or the Borrower, each of the Secured Parties agrees to give or to procure the giving of the notices provided for in this Section 4.10 promptly after satisfaction of the obligations owed to it.

4.11 Language. This Agreement is made in the English language.

4.12 Time of Day. All references herein to any time of day shall be deemed to be references to Hong Kong time.

4.13 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial.

4.13.1 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING AGAINST THE COMPANY WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE COMPANY AGREES THAT A JUDGMENT, AFTER EXHAUSTION OF ALL AVAILABLE APPEALS, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND BINDING UPON IT, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION, INCLUDING BY A SUIT UPON SUCH JUDGMENT (UNLESS RECOGNITION AND ENFORCEMENT OF SUCH JUDGMENT IS REQUIRED IN SUCH JURISDICTION), A CERTIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT. THE COMPANY HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS LAW DEBENTURE CORPORATE SERVICES INC., WITH OFFICES ON THE DATE HEREOF AT 400 MADISON AVENUE, FOURTH FLOOR, NEW YORK, NY, 10017, AS ITS DESIGNEE, APPOINTEE AND AGENT WITH RESPECT TO ANY ACTION OR PROCEEDING IN NEW YORK TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING AND AGREES THAT THE FAILURE OF SUCH AGENT TO GIVE ANY ADVICE OF ANY SUCH SERVICE OF PROCESS TO THE COMPANY SHALL NOT IMPAIR OR AFFECT THE VALIDITY OF SUCH SERVICE OR OF ANY BASED THEREON. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE COMPANY AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION ACCEPTABLE TO THE COLLATERAL AGENT FOR THE BENEFIT OF THE HOLDERS, THE TRUSTEE, THE COLLATERAL AGENT AND THE ESCROW AGENT. THE COMPANY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY AND LAW DEBENTURE CORPORATE SERVICES INC., AT THEIR RESPECTIVE ADDRESSES SET FORTH HEREIN, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY COLLATERAL AGENT OR ANY OTHER PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ITS JURISDICTION OF INCORPORATION OR IN ANY OTHER COURT OR TRIBUNAL HAVING JURISDICTION.

4.13.2 THE COMPANY HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 4.13.1 ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

4.13.3 EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

4.14 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement. Any party hereto may execute this agreement by signing any such counterpart (including by facsimile). Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signatures are physically attached to the same counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, all as of the day and year first above written.

STUDIO CITY FINANCE LIMITED,
as the Company

By:	/s/ GEOFFREY DAVIS
Name:	GEOFFREY DAVIS
Title:	Authorized Signatory

(Signature Page to Escrow Agreement)

DB TRUSTEES (HONG KONG) LIMITED,
as the Collateral Agent

By	/s/ Stuart Harding
Name:	Stuart Harding
Title:	Authorised Signatory

By	/s/ Hui Nga Man
Name:	Hui Nga Man
Title:	Authorised Signatory

(Signature Page to Escrow Agreement)

DB TRUSTEES (HONG KONG) LIMITED,
as the Trustee

By	/s/ Stuart Harding
Name:	Stuart Harding
Title:	Authorised Signatory

By	/s/ Hui Nga Man
Name:	Hui Nga Man
Title:	Authorised Signatory

(Signature Page to Escrow Agreement)

BANK OF CHINA LIMITED, MACAU BRANCH,
as the Escrow Agent

By	/s/ Wong Iao Kun, James
Name:	Wong Iao Kun, James
Title:	Deputy Director of Credit Admin. Dept.

(Signature Page to Escrow Agreement)

Exhibit A

Account	Account Information	Account Number
Note Proceeds Account	(USD Savings)	29-88-10-019678

Note Interest Reserve Account	(USD Savings)	29-88-10-019660

Escrow Account	(USD Savings)	29-88-10-019694

Note Proceeds Account	(Term Deposit)	29-88-30-007098

Note Interest Reserve Account	(Term Deposit)	29-88-30-007103

Escrow Account	(Term Deposit)	29-88-30-007080

A-1